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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 6)*



                            PROCOM TECHNOLOGY, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                  74270W 10 7
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP NO.      74270W 10 7         SCHEDULE 13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ALEX RAZMJOO
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

  NUMBER OF                    1,530,000
   SHARES              -------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH                       -0-
  REPORTING            --------------------------------------------------------
   PERSON              (7)     SOLE DISPOSITIVE POWER
    WITH
                               1,530,000
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,530,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          9.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------

                                       2
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ITEM 1.

      (a)    Name of Issuer:  Procom Technology, Inc.

      (b)    Address of Issuer's Principal Executive Offices:
             58 Discovery, Irvine 92618

ITEM 2.

      (a)    Name of Person Filing:  Alex Razmjoo

      (b)    Address of Principal Business Office:
             58 Discovery, Irvine 92618

      (c)    Citizenship:  United States of America

      (d)    Title of Class of Securities: Common Stock

      (e)    CUSIP Number:  74270W 10 7

ITEM 3.

      Not applicable.

ITEM 4.

      (a)   Amount Beneficially Owned:  1,530,000

      (b)   Percent of Class:  9.6%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:  1,530,000

            (ii)  shared power to vote or to direct the vote:  -0-

            (iii) sole power to dispose or to direct the disposition of:
                  1,530,000

            (iv)  shared power to dispose or to direct the disposition of:  -0-

ITEM 5.

      Not applicable.

ITEM 6.

      Not applicable.

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ITEM 7.

      Not applicable.

ITEM 8.

      Not applicable.

ITEM 9.

      Not applicable.

ITEM 10.

      Not applicable.




                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: August 13, 2001                    By:   /s/ ALEX RAZMJOO
                                          ------------------------
                                                    Alex Razmjoo



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